EXHIBIT 99.1


NEWS RELEASE

Media Contacts:     Mark D. Witmer      Terry Nagle or Lydia Botham
                    For Kohler Mix      For Land O' Lakes
                    800-325-4270        651-481-2222
                    612-542-4906

ATTENTION MEDIA NEWS DIRECTORS: This recall pertains only to consumers in the following states: Minnesota, Wisconsin, Iowa, North Dakota, South Dakota, Nebraska, Illinois and Indiana.

FOR IMMEDIATE RELEASE

KOHLER MIX SPECIALTIES INITIATES PRODUCT RECALL BECAUSE OF POSSIBLE HEALTH RISK

White Bear Lake, MN Feb. 2 -- Kohler Mix Specialties, Inc. announced today that it is recalling single serve 2% milk in 10 ounce paper cartons produced for Land O' Lakes. This product is distributed in only the following states: Minnesota, Wisconsin, Iowa, North Dakota, South Dakota, Nebraska, Illinois and Indiana. It is suspected that the product has the potential to be contaminated with Listeria monocytogenes, an organism which can cause serious and sometimes fatal infections in young children, frail or elderly people, and others with weakened immune systems. Healthy individuals may suffer only short-term symptoms, such as fever, headaches, stiffness, nausea, abdominal pain and diarrhea, from listeria infection.

The following product is subject to the recall:

Brand            Carton Size       Product Description      Code Dates
-----            -----------       -------------------      ----------
Land O' Lakes    10 oz (paper)     2% Reduced Fat Milk      Feb 10 & Feb 11

The code date can be found on the top seal of the carton. This information is printed in black ink. The plant code of "PLT 27-416" is also found on the top seal.

There has been no report of a serious illness related to the product subject to the recall. Consumers are advised to NOT consume this product and should return the item to the store or supplier where they purchased the product for a refund. The product in question was produced at Kohler's White Bear Lake, MN plant. Consumers can call Kohler Mix at 800-248-3447 or Land O' Lakes at 800-328-4155 for further information.

Officials from the Minnesota Department of Agriculture have been advised of the situation and are working with Kohler Mix and its customer to monitor the recall.

Kohler Mix Specialties, Inc. is a wholly-owned subsidiary of Michael Foods, Inc.

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02-02-99


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